[PRICEWATERHOUSECOOPERS LOGO OMITTED]

KESSELMAN & KESSELMAN Certified Public Accountants Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PowerDsine Ltd. of our report dated February 10, 2004, except for Note10A and B, as to which the date is April 15, 2004, and except for Note 10C, as to which the date is May 7, 2004, relating to the financial statements, which appears in the Registration Statement on Form F-1.

/s/ Kesselman & Kesselman
Tel Aviv, Israel
December 6, 2004